## Consent of Teplow Geologic

In connection with U.S. Geothermal Inc's Registration Statement on Form S-1 (the "Registration Statement") and any amendments thereto filed under the United States Securities Act of 1933, as amended, I, William Teplow, on behalf of Teplow Geologic ("Teplow"), hereby consent to the use of Teplow's name and to the use of the "Preliminary Assessment of the Neal Hot Spring Geothermal Prospect" dated June 16, 2006 (the "Technical Report") in the Registration Statement, and to references to the Technical Report, or portions thereof, or incorporation by reference of information derived from the Technical Report, in the Registration Statement.

Dated at Boise, Idaho, this 20th day of Mar, 2010.

William J Teplow

Name: William J. Teplow
Title: Consulting Geologist